UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 27, 2009

China Marine Food Group Limited
(Exact name of Registrant as specified in its charter)

NEVADA	333-40790	87-0640467
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Da Bao Industrial Zone, Shishi City Fujian, China (Address of principal executive offices)	36700 (Zip code)

Registrant’s telephone number, including area code: 85-595-8898-7588

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On November 27, 2009, Shishi Huabao Mingxiang Food Co., Ltd. (“Mingxiang”), a wholly owned subsidiary of the Registrant, entered into a Credit or Share Purchase Option Agreement (the “Agreement”) with Qiu Shang Jing (“Qiu”) and Shishi Xianghe Food Science and Technology Co., Ltd. (“Xianghe”). The Agreement provides for Mingxiang to make a loan to Xianghe in the amount of RMB180,500,000 (approximately $26,400,000) to be used for working capital purposes. In consideration for the loan, Mingxiang received the option to buy shares representing eighty percent (80%) of Xianghe from its sole shareholder, Qiu. The interest rate on the loan is 5.0% per annum. Qiu agreed to pledge all of his shares in Xianghe to guarantee the performance by Xianghe under the Agreement.  Mingxiang intends to fund the loan from the currently available cash of Mingxiang and the Registrant.

The maturity date of the loan is January 26, 2010. Upon maturity of the loan, Mingxiang may elect to exercise the option to purchase shares representing eighty percent (80%) of Xianghe or require repayment of the loan. The purchase price payable to Qiu shall consist of RMB9,500,000 (approximately $1,400,000) payable by Mingxiang and RMB180,500,000 payable by Xianghe.  Although Mingxiang has complete discretion to determine whether to exercise the option, the principal factor to be considered by Mingxiang is whether Xianghe’s results from operations for the 2009 calendar year are satisfactory to Mingxiang.

Xianghe is a Fujian based manufacturer of the branded Hi-Power algae-based soft drinks. Hi-Power was developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Sciences in coordination with the founder, Qiu. Xianghe has developed a network of distributors in Fujian, Zhejiang, Guangdong and Hunan which sell Hi-Power to retail food stores, restaurants food supply dealers and the hospitality industry. In the event that Mingxiang purchases Xianghe, it intends to integrate the product into Mingxiang’s distribution network.

A copy of Credit or Share Purchase Option Agreement is attached hereto as Exhibit 10.1.

Item 9.01    Exhibits

Exhibit No.	Description
10.1	Credit or Share Purchase Option Agreement, dated November 27, 2009 among Mingxiang Food Co., Ltd., Qiu Shang Jing and Shishi Xianghe Food Science and Technology Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MARINE FOOD GROUP LIMITED

Dated: December 1, 2009	By:	/s/ Pengfei Liu
Pengfei Liu, Chief Executive Officer